EXHIBIT 99.1

Applied Minerals, Inc. Announces the Appointment of Yash Khanna, Ph. D. as Chief Technology Officer

New York, NY -- June 25, 2013 -- Applied Minerals, Inc. (the “Company”) (OTCQB & OTCBB: AMNL), a leading global producer of Halloysite Clay, is pleased to announce the appointment of Yash Khanna, Ph.D. as the Company’s new Chief Technology Officer (“CTO”).  In his capacity as CTO, Dr. Khanna will lead the Company’s R&D activities and assume an integral role in the marketing, sales and technical support of the Company’s Dragonite™ products.

Dr. Khanna is a globally recognized expert in plastics, functional fillers and additives with over 38 years of industry experience. From 2005 through 2009 Dr. Khanna served as a Senior Technology Fellow/Director of Technology for Imerys, a $5 billion leading minerals-based specialty solutions company. From 2001 through 2004 he was a manager of the Reinforced Engineered Thermoplastics division at Rayonier, a $3.6 billion leading international forest products company.

The great majority of Dr. Khanna’s professional career was spent at Honeywell (formerly Allied Signal) where, from 1975-2001, he worked in the firm’s Corporate Research and Technology Center as a Research Group Leader/Senior Principal Scientist.  At Honeywell he also held the position of Business Unit Liaison to the firm’s Specialty Films segment and was a key technologist for the Packaging Resins business where he was involved in new product development and marketing for North America and Europe. Since 2009 he has been the President of InnoPlast Solutions, a leading consulting firm providing educational conferences, courses, and problem solving services to the plastics industry.  Dr. Khanna had been a technical consultant for Applied Minerals since 2010, a time during which he developed an in-depth understanding of the Company’s Dragonite material, successfully introducing the product to a number of companies that are at various stages of commercialization.

Dr. Khanna received his M.S. and Ph.D. degrees in Polymer Science & Engineering from Polytechnic Institute of New York University.  Dr. Khanna has authored more than 120 research publications, is listed as an inventor of 25 U.S. patents, and has been awarded the Plastics Engineer’s International “Engineering/Technology” Award (2001), the North American Thermal Analysis Society’s Fellowship (1998) and the International Mettler Award (1997).

According to Andre Zeitoun, President and CEO of Applied Minerals: “I am very excited to have Dr. Yash Khanna join the Company as our Chief Technology Officer.  His wealth of experience with developing and marketing advanced plastic applications, in conjunction with his vast network of industry contacts, will help us accelerate the penetration of our Dragonite products into their respective target markets.  Dr. Khanna’s in-depth understanding of our Dragonite products will facilitate a quick and seamless transition into our organization.  We look forward to Dr. Khanna joining our management team.”

According to Dr. Khanna: “I believe the commercial opportunities for Dragonite halloysite clay are significant within the polymer industry.  As a consultant I’ve assisted Applied Minerals in developing commercial relationships with certain large potential users of Dragonite products.  I expect to utilize my technical expertise and industry contacts to help the Company realize the full potential of its unique material.   I am very excited to be joining the team at Applied Minerals to accelerate the commercialization of the Company’s Dragonite product offering.”

About Applied Minerals, Inc.

Applied Minerals is the leading producer of Halloysite Clay solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.   In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite.  These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.   Additional information on the company can be found on our company website at www.appliedminerals.com.

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Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com